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                                                                EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                NETVANTAGE, INC.

                                      AND

                            CABLETRON SYSTEMS, INC.

                                      AND

                           TEMPEST ACQUISITION, INC.

                           DATED AS OF JUNE 22, 1998

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ARTICLE I--THE MERGER......................................................    1
    SECTION 1.1 The Merger.................................................    1
    SECTION 1.2 Effective Time.............................................    2
    SECTION 1.3 Effect of the Merger.......................................    2
    SECTION 1.4 Certificate of Incorporation, By-Laws......................    2
    SECTION 1.5 Directors and Officers.....................................    2
    SECTION 1.6 Effect on Capital Stock....................................    2
    SECTION 1.7 Exchange of Certificates...................................    4
    SECTION 1.8 Stock Transfer Books.......................................    5
    SECTION 1.9 No Further Ownership Rights in Company Common Stock........    5
    SECTION 1.10 Lost, Stolen or Destroyed Certificates....................    5
    SECTION 1.11 Tax and Accounting Consequences...........................    5
    SECTION 1.12 Taking of Necessary Action; Further Action................    6
    SECTION 1.13 Material Adverse Effect...................................    6
ARTICLE II--REPRESENTATIONS AND WARRANTIES OF THE COMPANY..................    7
    SECTION 2.1 Organization and Qualification.............................    7
    SECTION 2.2 Certificate of Incorporation and By-Laws...................    7
    SECTION 2.3 Capitalization.............................................    7
    SECTION 2.4 Authority Relative to this Agreement.......................    8
    SECTION 2.5 No Conflict; Required Filings and Consents.................    8
    SECTION 2.6 Compliance, Permits........................................    9
    SECTION 2.7 SEC Filings; Financial Statements..........................    9
    SECTION 2.8 Absence of Certain Changes or Events.......................   10
    SECTION 2.9 No Undisclosed Liabilities.................................   10
    SECTION 2.10 Absence of Litigation.....................................   10
    SECTION 2.11 Employee Benefit Plans, Employment Agreements.............   10
    SECTION 2.12 Labor Matters.............................................   11
    SECTION 2.13 Registration Statement, Joint Proxy Statement/Prospectus..   12
    SECTION 2.14 Restrictions on Business Activities.......................   12
    SECTION 2.15 Title to Property.........................................   12
    SECTION 2.16 Taxes.....................................................   12
    SECTION 2.17 Environmental Matters.....................................   13
    SECTION 2.18 Intellectual Property.....................................   14
    SECTION 2.19 Interested Party Transactions.............................   15
    SECTION 2.20 Insurance.................................................   15
    SECTION 2.21 Accounts Receivable; Inventory............................   15
    SECTION 2.22 Employees.................................................   15
    SECTION 2.23 Opinion of Financial Advisor..............................   16
    SECTION 2.24 Brokers...................................................   16
    SECTION 2.25 Change in Control Payments................................   16
    SECTION 2.26 Full Disclosure...........................................   16
    SECTION 2.27 Rights Agreement..........................................   16
ARTICLE III--REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.......   16
    SECTION 3.1 Organization and Qualification; Subsidiaries...............   16
    SECTION 3.2 Charter and By-Laws........................................   17
    SECTION 3.3 Capitalization.............................................   17
    SECTION 3.4 Authority Relative to this Agreement.......................   17
    SECTION 3.5 No Conflict, Required Filings and Consents.................   17
    SECTION 3.6 Compliance; Permits........................................   18
    SECTION 3.7 SEC Filings; Financial Statements..........................   18
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    SECTION 3.8 Absence of Certain Changes or Events......................  19
    SECTION 3.9 No Undisclosed Liabilities................................  19
    SECTION 3.10 Absence of Litigation....................................  19
    SECTION 3.11 Employee Benefit Plans; Employment Agreements............  19
    SECTION 3.12 Labor Matters............................................  20
    SECTION 3.13 Registration Statement; Joint Proxy
     Statement/Prospectus.................................................  20
    SECTION 3.14 Restrictions on Business Activities......................  21
    SECTION 3.15 Title to Property........................................  21
    SECTION 3.16 Intellectual Property....................................  21
    SECTION 3.17 Interested Party Transactions............................  21
    SECTION 3.18 Insurance................................................  21
    SECTION 3.19 Brokers..................................................  21
    SECTION 3.20 Ownership of Merger Sub; No Prior Activities.............  21
    SECTION 3.21 Full Disclosure..........................................  22
ARTICLE IV--CONDUCT OF BUSINESS PENDING THE MERGER........................  22
    SECTION 4.1 Conduct of Business by the Company Pending the Merger.....  22
    SECTION 4.2 No Solicitation...........................................  23
    SECTION 4.3 Conduct of Business by Parent Pending the Merger..........  24
ARTICLE V--ADDITIONAL AGREEMENTS..........................................  25
    SECTION 5.1 HSR Act...................................................  25
    SECTION 5.2 Joint Proxy Statement/Prospectus; Registration Statement..  25
    SECTION 5.3 Stockholders Meeting......................................  25
    SECTION 5.4 Access to Information; Confidentiality....................  25
    SECTION 5.5 Consents; Approvals.......................................  25
    SECTION 5.6 Agreements with Respect to Affiliates.....................  26
    SECTION 5.7 Indemnification and Insurance.............................  26
    SECTION 5.8 Notification of Certain Matters...........................  26
    SECTION 5.9 Further Action............................................  27
    SECTION 5.10 Public Announcements.....................................  27
    SECTION 5.11 Conveyance Taxes.........................................  27
    SECTION 5.12 Accountants' Letters.....................................  27
    SECTION 5.13 Rights Agreement.........................................  27
    SECTION 5.14 NASDAQ Listing...........................................  27
    SECTION 5.15 Listing of Parent Shares.................................  27
    SECTION 5.16 Benefit Plans............................................  27
    SECTION 5.17 Company Securities.......................................  28
ARTICLE VI--CONDITIONS TO THE MERGER......................................  28
    SECTION 6.1 Conditions to Obligation of Each Party to Effect the
     Merger...............................................................  28
    SECTION 6.2 Additional Conditions to Obligations of Parent and Merger
     Sub..................................................................  29
    SECTION 6.3 Additional Conditions to Obligation of the Company........  29
ARTICLE VII--TERMINATION..................................................  30
    SECTION 7.1 Termination...............................................  30
    SECTION 7.2 Effect of Termination.....................................  32
    SECTION 7.3 Fees and Expenses.........................................  32
ARTICLE VIII--GENERAL PROVISIONS..........................................  32
    SECTION 8.1 Effectiveness of Representations, Warranties and
     Agreements; Knowledge, Etc. .........................................  32
    SECTION 8.2 Notices...................................................  33
    SECTION 8.3 Certain Definitions.......................................  33
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    SECTION 8.4 Amendment..................................................  34
    SECTION 8.5 Waiver.....................................................  34
    SECTION 8.6 Headings...................................................  34
    SECTION 8.7 Severability...............................................  34
    SECTION 8.8 Entire Agreement...........................................  34
    SECTION 8.9 Assignment; Guarantee of Merger Sub........................  35
    SECTION 8.10 Parties in Interest.......................................  35
    SECTION 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative.....  35
    SECTION 8.12 Governing Law.............................................  35
    SECTION 8.13 Counterparts..............................................  35
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                         AGREEMENT AND PLAN OF MERGER

  AGREEMENT AND PLAN OF MERGER, dated as of June 22, 1998 (this "AGREEMENT"), among Cabletron Systems, Inc., a Delaware corporation ("PARENT"), Tempest Acquisition, Inc., a Delaware corporation and a wholly owned subsidiary of Parent ("MERGER SUB"), and NetVantage, Inc., a Delaware corporation (the "COMPANY").

                                  WITNESSETH:

  WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is advisable and in the best interests of their respective stockholders for Parent to enter into a business combination with the Company upon the terms and subject to the conditions set forth herein;

  WHEREAS, in furtherance of such combination, the Boards of Directors of Parent and Merger Sub have each approved the merger of Merger Sub with and into the Company (the "MERGER") in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL") and the Board of Directors of the Company has approved the Merger in accordance with the applicable provisions of the DGCL, and upon the terms and subject to the conditions set forth herein;

  WHEREAS, Parent, Merger Sub and the Company intend, by approving resolutions authorizing this Agreement, to adopt this Agreement as a plan of reorganization within the meaning of Section 368(A) of the Internal Revenue Code of 1986, as amended (the "CODE"), and the regulations promulgated thereunder;

  WHEREAS, for accounting purposes, it is intended that the Merger be accounted for as a "purchase"; and

  WHEREAS, pursuant to the Merger, each outstanding share (a "SHARE") of the Company's Class A common stock, $0.001 par value, together with the rights ("RIGHTS") attached to the Class A common stock issued pursuant to the Rights Agreement dated as of February 13, 1998 between the Company and Continental Stock Transfer & Trust Company, as Rights Agent (the "RIGHTS AGREEMENT") (the "CLASS A COMMON STOCK"), Class B common stock, $0.001 par value (the "CLASS B COMMON STOCK") and Class E common stock, $0.001 par value (the "CLASS E COMMON STOCK" and together with the Class A Common Stock and Class B Common Stock, the "COMPANY COMMON STOCK") shall be converted into the right to receive the Merger Consideration (as defined in Section 1.6(a)), upon the terms and subject to the conditions set forth herein;

  NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

                                   ARTICLE I

                                  THE MERGER

  SECTION 1.1 The Merger.

  (a) Effective Time. At the Effective Time (as defined in Section 1.2), and subject to and upon the terms and conditions of this Agreement and the DGCL, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

  (b) Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, the consummation of the Merger will take place as promptly as practicable (and in any event within two business days) after satisfaction or waiver of the conditions set forth in Article VI, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, unless another date, time or place is agreed to in writing by the parties hereto.

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  SECTION I.2 Effective Time. As promptly as practicable after the satisfaction or waiver of the conditions set forth in Article VI, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger as contemplated by the DGCL (the "CERTIFICATE OF MERGER"), together with any required related certificates, with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with the relevant provisions of, the DGCL (the time of such filing being the "EFFECTIVE TIME").

  SECTION 1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

  SECTION 1.4 Certificate of Incorporation, By-Laws.

  (a) Certificate of Incorporation. Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time the Certificate of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended in accordance with the DGCL and such Certificate of Incorporation.

  (b) By-Laws. Unless otherwise determined by Parent prior to the Effective Time, the By-Laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-Laws of the Surviving Corporation until thereafter amended in accordance with the DGCL, the Certificate of Incorporation of the Surviving Corporation and such By-Laws. Nothing in this
Section 1.4(b) shall impair the provisions of Section 5.7.

  SECTION 1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

  SECTION 1.6 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Parent, Merger Sub, the Company or the holders of any of the following securities:

  (a) Conversion of Securities. Each share of Class A Common Stock and Class B Common Stock and each ten shares of Class E Common Stock issued and outstanding immediately prior to the Effective Time, (excluding any Shares to be canceled pursuant to Section 1.6(b)) shall be converted, subject to Section 1.6(c) and Section 1.6(h), into the right to receive 8/13 (the "EXCHANGE RATIO") of a share of the Common Stock, $.01 par value, of Parent ("PARENT COMMON STOCK") (the shares of Parent Common Stock to be issued pursuant to this Section 1.6(a) are hereinafter referred to as the "PARENT SHARES" and the right of each holder of Company Shares to receive such Parent Shares and cash in respect of fractional Shares as provided in Section 1.6(h) being referred to as the "MERGER CONSIDERATION").

  (b) Cancellation. Each Share held in the treasury of the Company and each Share owned by Parent, Merger Sub or any direct or indirect wholly owned subsidiary of the Company or Parent immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, be canceled and retired without payment of any consideration therefor and cease to exist.

  (c) Shares of Dissenting Holders. Notwithstanding anything to the contrary contained in this Agreement, any holder of Company Common Stock with respect to which dissenters' rights, if any, are granted by reason of the Merger under the DGCL and who does not vote in favor of the Merger and who otherwise complies with Section 262 of the DGCL ("COMPANY DISSENTING SHARES") shall not be entitled to receive Parent Shares pursuant to Section 1.6(a) and cash in lieu of fractional Shares pursuant to Section 1.6(h) hereof, and shall only be entitled to receive for such Company Common Stock the payment provided for by
Section 262 of the DGCL, unless such holder fails to perfect, effectively withdraws or loses his right to dissent from the Merger under the DGCL. If any such holder so fails to perfect, effectively withdraws or loses his or her dissenters' rights under

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the DGCL, his or her Company Dissenting Shares shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the number of Parent Shares determined in accordance with Section 1.6(a) and, if applicable, cash in lieu of fractional shares as provided in Section 1.6(h).

  (d) Any payments relating to the Company Dissenting Shares shall be made solely by the Surviving Corporation and no funds or other property have been or will be provided by Merger Sub or any of Parent's other direct or indirect subsidiaries for such payment.

  (e) Stock Options; Warrants.

    (i)At the Effective Time, each outstanding option to purchase Company Common Stock (a "STOCK OPTION") granted under the Company's 1997 Equity Incentive Plan, 1996 Incentive Stock Plan, 1994 Incentive and Nonstatutory Stock Option Plan, and 1992 Incentive and Nonstatutory Stock Option Plan (collectively, the "COMPANY STOCK OPTION PLANS"), whether vested or unvested, shall be, together with the Company Stock Option Plans, deemed assumed by Parent and deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Stock Option prior to the Effective Time, the number (rounded down to the nearest whole number) of Parent Shares as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time (not taking into account whether or not such option was in fact exercisable), at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such Stock Option divided by (y) the number of Parent Shares deemed purchasable pursuant to such Stock Option.

    (ii)As soon as practicable after the Effective Time, Parent shall deliver to each holder of an outstanding Stock Option an appropriate notice setting forth such holder's rights pursuant thereto, and such Stock Option shall continue in effect on the same terms and conditions.

    (iii)Parent shall take all corporate action necessary to reserve for issuance a sufficient number of Parent Shares for delivery pursuant to the terms set forth in this Section 1.6(e).

    (iv)Subject to any applicable limitations under the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "SECURITIES ACT"), Parent shall either (A) file a Registration Statement on Form S-8 (or any successor form), effective as of the Effective Time, with respect to the shares of Parent Common Stock issuable upon exercise of the Stock Options, or (B) file any necessary amendments to the Company's previously-filed Registration Statements on Form S-8 in order that the Parent will be deemed a "successor registrant" thereunder, and, in either event the Parent shall use all reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus or prospectuses relating thereto) for so long as such options shall remain outstanding.

    (v)Parent will not assume the SVB Warrants (as defined in Section 2.3). Such nonassumption shall have the consequences described in Section 1.7.3 of each of the SVB Warrants. Parent will assume the exercisable SR Warrants (as defined in Section 2.3) such that each exercisable SR Warrant shall be deemed to constitute a warrant to acquire, on the same terms and conditions as are applicable under such SR Warrant prior to the Effective Time, the number of Parent Shares (rounded down to the nearest whole number) that the holder would have been entitled to receive pursuant to the Merger had he exercised such warrant in full immediately prior to the Effective Time, at a price per share equal to (x) the aggregate exercise price for Company Common Stock purchasable pursuant to such warrant divided by (y) the number of Parent Shares deemed purchasable pursuant to such warrant. The non-exercisable SR Warrant dated April 22, 1997 for 15,000 shares of Class A Common Stock, shall be deemed assumed by Parent and deemed to constitute a warrant to acquire, on the same terms and conditions as were applicable under such SR Warrant prior to the Effective Time, a number of Parent Shares (rounded down to the nearest whole number) equal to 1,500 multiplied by the Exchange Ratio, at a price per share equal to (x) the aggregate exercise price for Company Common Stock otherwise purchasable pursuant to such SR Warrant divided by (y) ten multiplied by the number of Parent Shares deemed purchasable pursuant to such warrant.

    (vi)Parent has no obligation to assume and will not assume the Unit Purchase Options granted to D.H. Blair and its affiliates. Should any of the Unit Purchase Options be exercised prior to the Effective Time,

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  any resulting warrant for shares of Company Common Stock shall be deemed assumed by Parent and deemed to constitute a warrant to acquire, on the same terms and conditions as are applicable under such warrant prior to the Effective Time, the number of Parent Shares (rounded down to the nearest whole number) that the holder of such warrant would have been entitled to receive pursuant to the Merger had such holder exercised such warrant in full immediately prior to the Effective Time, at a price per share equal to
  (x) the aggregate exercise price for Company Common Stock purchasable pursuant to such warrant divided by (y) the number of Parent Shares deemed purchasable pursuant to such warrant. "UNIT PURCHASE OPTIONS" means the outstanding Unit Purchase Options granted to D.H. Blair and its affiliates in connection with the Company's initial public offering to purchase a unit, comprising (i) one share of Class A Common Stock, (ii) one Class A Warrant, and (iii) one Class B Warrant, and which collectively grant the holders of the Unit Purchase Options the right to purchase an aggregate of up to 622,500 shares of Class A Common Stock.

  (f) Capital Stock of Merger Sub. Each share of common stock, $.01 par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

  (g) Adjustments to Exchange Ratio. The Exchange Ratio shall be equitably adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock occurring after the date hereof and prior to the Effective Time.

  (h) Fractional Shares. No certificates or scrip representing less than one Parent Share shall be issued upon the surrender for exchange of a certificate or certificates which immediately prior to the Effective Time represented outstanding Shares (the "CERTIFICATES"). All fractional shares of Parent Common Stock that a holder of shares of Company Common Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash determined by multiplying the closing sale price of the Parent Common Stock on the New York Stock Exchange ("NYSE") on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Common Stock to which such holder would otherwise have been entitled.

  SECTION 1.7 Exchange of Certificates.

  (a) Exchange Agent. Parent shall supply, or shall cause to be supplied, to or for the account of Boston Equiserve or such other bank or trust company as shall be designated by Parent with the prior approval (not to be unreasonably withheld) of the Company (the "EXCHANGE AGENT"), in trust for the benefit of the holders of Company Common Stock, for exchange in accordance with this
Section 1.7, through the Exchange Agent, certificates evidencing the Parent Shares issuable pursuant to Section 1.6 and any cash in lieu of fractional shares payable pursuant to Section 1.6, in exchange for outstanding Shares.

  (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Parent will instruct the Exchange Agent to mail to each holder of record of Certificates (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify), and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing Parent Shares and cash in lieu of fractional shares. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor (A) certificates evidencing that number of whole Parent Shares which such holder has the right to receive in accordance with the Exchange Ratio in respect of the Shares formerly evidenced by such Certificate, (B) any dividends or other distributions to which such holder is entitled pursuant to Section 1.7(c), and (C) cash in respect of fractional shares as provided in Section 1.6(f), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Shares which is not registered in the transfer records of the Company as of the Effective Time, the Merger Consideration and any dividends or

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other distributions to which the holder is entitled pursuant to Section 1.7(c)
may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer pursuant to this Section 1.7(b) and by evidence that any applicable stock transfer taxes have been paid. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Shares of Company Common Stock will be deemed from and after the Effective Time, for all corporate purposes, subject to Sections 1.6(f) and 1.7(c), to evidence the right to receive such Merger Consideration, as applicable. Parent Shares issued in the Merger shall be issued as of and deemed to be outstanding as of the Effective Time. Parent shall cause all such Parent Shares to be duly authorized, validly issued, fully paid and non-assessable, and not subject to any preemptive rights.

  (c) Distributions With Respect to Unexchanged Parent Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Parent Shares they are entitled to receive until the holder of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Parent Shares issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Parent Shares and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and a payment date after such surrender.

  (d) No Liability. Neither Parent, Merger Sub nor the Company shall be liable to any holder of Company Common Stock for any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

  (e) Withholding Rights. Parent or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock such amounts as Parent or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made by Parent or the Exchange Agent.

  SECTION 1.8 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed, and there shall be no further registration of transfers of Company Common Stock thereafter on the records of the Company.

  SECTION 1.9 No Further Ownership Rights in Company Common Stock. The Merger Consideration delivered upon the surrender for exchange of Shares in accordance with the terms hereof shall be deemed to have been issued in full satisfaction of all rights pertaining to such Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

  SECTION 1.10 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such Merger Consideration as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

  SECTION 1.11 Tax and Accounting Consequences For federal income tax purposes, it is intended by the parties hereto that the transaction effected through the Merger shall constitute a reorganization within the meaning of
Section 368 of the Code. The parties hereto hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury

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Regulations. For accounting purposes, it is intended by the parties hereto that the Merger shall be accounted for as a "purchase."

  SECTION 1.12 Taking of Necessary Action; Further Action. Each of Parent, Merger Sub and the Company will take all such reasonable and lawful action as may be necessary or appropriate in order to effectuate the Merger in accordance with this Agreement as promptly as possible unless, in the case of the Company, it receives a bona fide Acquisition Proposal (as hereinafter defined) and in the good faith determination of the Company's Board of Directors (consistent with the advice of the Company's outside legal counsel), refraining from taking such action is required in the discharge of its fiduciary duties under applicable law. If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

  SECTION 1.13 Material Adverse Effect. When used in connection with the Company, or Parent or any of its subsidiaries, as the case may be, the term "MATERIAL ADVERSE EFFECT" means any change, effect or circumstance that, individually or when taken together with all other such changes, effects or circumstances that have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, (a) is or is reasonably likely to be materially adverse to the business, assets (including intangible assets), prospects, financial condition or results of operations of the Company or Parent and its subsidiaries, as the case may be, in each case taken as a whole, or (b) is or is reasonably likely to materially delay or prevent the consummation of the transactions contemplated hereby; provided, however, that the following shall not in and of itself constitute a Material Adverse Effect:
(i) any adverse change, event or effect that is directly attributable to conditions affecting the United States economy generally or the computer networking industry generally, unless such conditions adversely affect the Company or Parent, as the case may be, in a materially disproportionate manner; and, (ii) in the case of the Company, any adverse change, event or effect resulting from the delay or deferral of orders from the Company's current or prospective customers where such delay or deferral (x) is directly attributable to the Merger, this Agreement, the Manufacturing Rights Agreement entered into as of the date hereof, the OEM Agreement entered into as of the date hereof, the performance of any of these Agreements or to the announcement or pendency of the Merger and (y) occurs despite the Company's reasonable commercial efforts as required in Section 4.1. The parties agree that the Company's "Wolfpack" product is material to the business of the Company as it is proposed to be conducted.

                                  ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  The Company hereby represents and warrants to Parent and Merger Sub that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by the Company to Parent that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this
Article II (the "COMPANY DISCLOSURE SCHEDULE"):

  SECTION 2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders ("APPROVALS") necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Section
2.1 of the Company Disclosure Schedule, the Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect. The Company has no subsidiaries. Except as set forth in Section 2.1 of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, with respect to which interest the Company has invested or is required to invest $100,000 or more, excluding securities in any publicly traded company held for investment by the Company and comprising less than five percent of the outstanding stock of such company.

  SECTION 2.2 Certificate of Incorporation and By-Laws. The Company has heretofore furnished to Parent a complete and correct copy of its Certificate of Incorporation and By-Laws as amended and restated to date. Such Certificate of Incorporation and By-Laws, as amended and restated, are in full force and effect. The Company is not in material violation of any of the provisions of its Certificate of Incorporation or By-Laws.

  SECTION 2.3 Capitalization. The authorized capital stock of the Company consists of (1) 17,000,000 shares of Class A Common Stock (and associated Rights), (ii) 1,800,000 shares of Class B Common Stock, (iii) 1,200,000 shares of Class E Common Stock and (iv) 5,000,000 shares of preferred stock, $0.01 par value per share, none of which is issued and outstanding and none of which is held in treasury. As of May 13, 1998, (i) 10,162,603 shares of Class A Common Stock, 241,310 shares of Class B Common Stock and 540,995 shares of Class E Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable, and no shares were held in treasury,
(ii) 2,125,000 shares of Class A Common Stock, 200,000 shares of Class B Common Stock and 66,667 shares of Class E Common Stock were reserved for future issuance pursuant to outstanding stock options granted under the Company Stock Option Plans (iii) up to 622,500 shares of Class A Common Stock were reserved for future issuance pursuant to outstanding Unit Purchase Options, (iv) up to 60,000 shares of Class A Common Stock were reserved for future issuance under warrants granted to Silicon Valley Bank (the "SVB WARRANTS"), and (v) up to 52,875 shares of Class A Common Stock were reserved for future issuance under the warrants granted to the Company's President (the "SR WARRANTS"). Except as set forth in Section 2.3 of the Company Disclosure Schedule, no material change in such capitalization has occurred between March 31, 1998 and the date hereof. Except as set forth in this Section 2.3 or in Sections 2.3 or 2.11 of the Company Disclosure Schedule, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which the Company is a party relating to the issued or unissued capital stock of the Company or obligating the Company to issue or sell any shares of capital stock of, or other equity interests in, the Company. All shares of Company Common Stock subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as disclosed in Section 2.3 of the Company

Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company to repurchase, redeem or otherwise acquire any shares of Company Common Stock or to provide funds to or make any investment (in the form of a loan, capital contribution, guaranty or otherwise) in any other entity.

  SECTION 2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated (other than the adoption of this Agreement and the Merger by the holders of at least a majority of the outstanding voting power of Company Common Stock entitled to vote in accordance with the DGCL and the Company's Certificate of Incorporation and By-Laws). The Board of Directors of the Company has determined that it is advisable and in the best interest of the Company's stockholders for the Company to enter into a business combination with Parent upon the terms and subject to the conditions of this Agreement, and has unanimously recommended that the Company's stockholders approve and adopt this Agreement and the Merger. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, as applicable, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

  SECTION 2.5 No Conflict; Required Filings and Consents.

  (a) Section 2.5(a) of the Company Disclosure Schedule includes a list of (i) all loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which the Company is a party or by which it is bound; (ii) all contracts, agreements, commitments or other understandings or arrangements to which the Company is a party or by which it or any of its respective properties or assets are bound or affected, but excluding contracts, agreements, commitments or other understandings or arrangements entered into in the ordinary course of business and involving, in each case, payments or receipts by the Company of less than $100,000 in any single instance but not more than $300,000 in the aggregate; and (iii) all agreements which, as of the date hereof, are required to be filed as "material contracts" with the Securities Exchange Commission ("SEC") pursuant to the requirements of the Securities Exchange Act of 1934, as amended, and the SEC's rules and regulations thereunder (the "EXCHANGE ACT").

  (b) Except as disclosed in Section 2.5(b) of the Company Disclosure Schedule, (i) the Company has not breached, is not in default under, and has not received written notice of any breach of or default under, any of the agreements, contracts or other instruments referred to in clauses (i), (ii) or
(iii) of Section 2.5(a), (ii) to the knowledge of the Company, no other party to any of the agreements, contracts or other instruments referred to in clauses (i), (ii) or (iii) of Section 2.5(a) has breached or is in default of any of its obligations thereunder, and (iii) each of the agreements, contracts and other instruments referred to in clauses (i), (ii) or (iii) of Section 2.5(a) is in full force and effect, except in any such case under clauses (i),
(ii) or (iii) of this Section 2.5(b) for breaches, defaults or failures that have not had and would not reasonably be expected to have a Material Adverse Effect.

  (c) Except as set forth in Section 2.5(c) of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of the Company, (ii) conflict with or violate any federal, foreign, state or provincial law, rule, regulation, order, judgment or decree (collectively, "LAWS") applicable to the Company or by which its properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default under), or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of any security interests, liens, claims, pledges, agreements, limitations on the Company's voting rights, charges or other encumbrances of any nature whatsoever (collectively,

"LIENS") on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected, except in any such case under clauses (i), (ii) or (iii) of this Section 2.5(c) for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Material Adverse Effect.

  (d) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, foreign, state or provincial governmental or regulatory authority except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities laws ("BLUE SKY LAWS"), the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT"), any required foreign antitrust or similar filings and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Merger, or otherwise prevent or materially delay the Company from performing its obligations under this Agreement, or would not otherwise have a Material Adverse Effect. Neither the Certificate of Incorporation or Bylaws provide the shareholders with, nor has the board of directors of the Company provided, pursuant to resolution or otherwise, the shareholders with, a right to dissent from the Merger in accordance with the provisions of Section 262(c) of the DGCL.

  SECTION 2.6 Compliance, Permits.

  (a) Except as disclosed in Section 2.6(a) of the Company Disclosure Schedule, the Company is not in conflict with, or in default or violation of,
(i) any Law applicable to the Company or by which any of its properties is bound or affected or (ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected to have a Material Adverse Effect.

  (b) Except as disclosed in Section 2.6(b) of the Company Disclosure Schedule, the Company holds all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Company taken as a whole as it is now being conducted (collectively, the "COMPANY PERMITS"). The Company is in compliance with the terms of the Company Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

  SECTION 2.7 SEC Filings; Financial Statements.

  (a) The Company has filed all forms, reports and documents required to be filed with the SEC and has made available to Parent (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1997 and 1996 and its Annual Report on Form 10-KSB for the fiscal year ended December 31, 1995, (ii) its Quarterly Reports on Form 10-Q for the periods ended September 30, 1996, March 31, 1997, June 30, 1997, September 30, 1997, and March 31, 1998 and (iii) its
Registration Statement on Form SB-2, No. 33-89266 as declared effective by the SEC on May 3, 1995, (iv) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) since January 1, 1996,
(v) all other reports or registration statements filed by the Company with the SEC, and (vi) all amendments and supplements to all such reports and registration statements filed by the Company with the SEC (collectively, the "COMPANY SEC REPORTS"). Except as disclosed in Section 2.7 of the Company Disclosure Schedule, the Company SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

  (b) Each of the financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (or if amended or superseded by a filing, such later filing) was prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and each fairly presents in all material respects the financial position of the Company as at the respective dates thereof and the results of its operations and cash flows and stockholder equity for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

  SECTION 2.8 Absence of Certain Changes or Events. Except as set forth in
Section 2.8 of the Company Disclosure Schedule or the Company SEC Reports, since January 1, 1998, the Company has conducted its business in the ordinary course and there has not occurred: (a) any Material Adverse Effect; (b) any amendments or changes in the Certificate of Incorporation or By-laws of the Company; (c) any damage to, destruction or loss of any asset of the Company (whether or not covered by insurance) that would reasonably be expected to have a Material Adverse Effect; (d) any material change by the Company in its accounting methods, principles or practices; (e) any material revaluation by the Company of any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (f) any other action or event that would have required the consent of Parent pursuant to Section 4.1 had such action or event occurred after the date of this Agreement; or (g) any sale of a material amount of property or assets of the Company, except in the ordinary course of business.

  SECTION 2.9 No Undisclosed Liabilities. Except as is disclosed in Section
2.9 of the Company Disclosure Schedule, the Company has no liabilities (absolute, accrued, contingent or otherwise), except liabilities (a) in the aggregate adequately provided for in the Company's audited balance sheet (including any related notes thereto) for the fiscal year ended December 31, 1997 contained in the Company's Annual Report on Form 10-K (the "1997 COMPANY BALANCE SHEET"), (b) incurred since December 31, 1997 in the ordinary course of business consistent with past practice, (c) incurred in connection with this Agreement, or (d) which would not reasonably be expected to have a Material Adverse Effect.

  SECTION 2.10 Absence of Litigation. Except as set forth in Section 2.10 of the Company Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company, or any properties or rights of the Company, before any federal, foreign, state or provincial court, arbitrator or administrative, governmental or regulatory authority or body that would reasonably be expected to have a Material Adverse Effect.

  SECTION 2.11 Employee Benefit Plans, Employment Agreements.

  (a) Section 2.11 (a) of the Company Disclosure Schedule lists all employee pension plans (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employee welfare plans (as defined in Section 3(1) of ERISA), and all other material bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any material employment, executive compensation, consulting or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of or consultant to the Company, any trade or business (whether or not incorporated) which is a member of a controlled group including the Company or which is under common control with the Company (an "ERISA AFFILIATE") within the meaning of Section 414 of the Code, as well as each plan with respect to which the Company or an ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or
Section 4212(c) of ERISA (all such plans, practices and programs are referred to as the "COMPANY EMPLOYEE PLANS"). There have been made available to Parent copies of (i) each such written Company Employee Plan (other than those referred to in Section 4(b)(4) of ERISA), (ii) the most recent annual report on Form 5500 series, with accompanying schedules and attachments, filed with respect to each Company Employee Plan required to make such a filing, and
(iii) the most recent actuarial valuation for each Company Employee Plan subject to Title IV of ERISA. For purposes of this Section 2.11 (a), the term "material," used with respect to any Company

Employee Plan, shall mean that the Company or an ERISA Affiliate has incurred or may incur obligations in an annual amount exceeding $150,000 with respect to such Company Employee Plan.

  (b) (i) Except in each case as set forth in Section 2.11(b) of the Company Disclosure Schedule, none of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person, and none of the Company Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan, which could result in any material liability of the Company; (iii) all Company Employee Plans are in compliance in all material respects with the requirements prescribed by any and all Laws (including ERISA and the Code), currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, Pension Benefit Guaranty Corporation (the "PBGC"), Internal Revenue Service (the "IRS") or Secretary of the Treasury), and the Company has performed all material obligations required to be performed by it under, is not in any material respect in default under or violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans; (iv) each Company Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Company Employee Plan pursuant to Section 412 of the Code, or the terms of the Company Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vi) with respect to each Company Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither the Company nor any ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

  (c) Section 2.11(c) of the Company Disclosure Schedule sets forth a true and complete list of each current or former employee, officer or director of the Company who holds (i) any option to purchase Company Common Stock as of the date hereof, together with the number of shares of Company Common Stock subject to such option, the option price of such option (to the extent determined as of the date hereof), whether such option is intended to qualify as an incentive stock option within the meaning of Section 422(b) of the Code (an "ISO"), and the expiration date of such option; (ii) any other right, directly or indirectly, to acquire Company Common Stock, together with the number of shares of Company Common Stock subject to such right. Section 2.11(c) of the Company Disclosure Schedule also sets forth the total number of such ISOs, such nonqualified options and such other rights.

  (d) Section 2.11(d) of the Company Disclosure Schedule sets forth a true and complete list of: (i) all employment agreements with officers of the Company;
(ii) all agreements with consultants who are individuals obligating the Company to make annual cash payments in an amount exceeding $150,000; (iii) all employees of, or consultants to, the Company who have executed a non-competition agreement with the Company; (iv) all severance agreements, programs and policies of the Company with or relating to its employees, in each case with outstanding commitments exceeding $150,000, excluding programs and policies required to be maintained by law; and (v) all plans, programs, agreements and other arrangements of the Company with or relating to its employees which contain change in control provisions.

  SECTION 2.12 Labor Matters. Except as set forth in Section 2.12 of the Company Disclosure Schedule: (i) there are no controversies pending or, to the knowledge of the Company, threatened, between the Company and its employees, which controversies have or would reasonably be expected to have a Material Adverse Effect; (ii) the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company, nor does the Company know of any activities or proceedings of any labor union to organize any such employees; and (iii) the Company has no knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company which would reasonably be expected to have a Material Adverse Effect.

  SECTION 2.13 Registration Statement, Joint Proxy Statement/Prospectus. Subject to the accuracy of the representations of Parent in Section 3.13, the information supplied by the Company for inclusion in the Registration Statement (as defined in Section 3.13) shall not at the time the Registration Statement is declared effective by the SEC contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the joint proxy statement/prospectus to be sent to the stockholders of the Company in connection with the meeting of the stockholders of the Company to consider the Merger (the "STOCKHOLDERS MEETING") (such joint proxy statement/prospectus as amended or supplemented is referred to herein as the "JOINT PROXY STATEMENT/PROSPECTUS"), will not, on the date the Joint Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to stockholders, at the time of the Stockholders Meetings, or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made therein not false or misleading, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meetings which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its respective affiliates, officers or directors should be discovered by the Company which should, under the applicable requirements of the Securities Act or the Exchange Act, be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, the Company shall promptly inform Parent and Merger Sub. The Joint Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub which is contained in any of the foregoing documents.

 SECTION 2.14 Restrictions on Business Activities. Except for this Agreement or as set forth in Section 2.14 of the Company Disclosure Schedule, to the Company's knowledge, there is no agreement, judgement, injunction, order or decree binding upon the Company which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property by the Company or the conduct of business by the Company as currently conducted or as proposed to be conducted by the Company, except for any prohibition or impairment as would not reasonably be expected to have a Material Adverse Effect.

  SECTION 2.15 Title to Property. Except as set forth in Section 2.15 of the Company Disclosure Schedule, the Company has good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which would not reasonably be expected to have a Material Adverse Effect; and, to the knowledge of the Company, all leases pursuant to which the Company leases from others material amounts of real or personal property, are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of the Company, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such good standing, validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Material Adverse Effect.

  SECTION 2.16 Taxes.

  (a) For purposes of this Agreement, "TAX" or "TAXES" shall mean taxes, fees, levies, duties, tariffs, imposts, and governmental impositions or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, whether disputed or not, including (without limitation) (i) income, franchise, profits, gross receipts, ad valorem, net worth, value added, sales, use, service, real or personal property, special assessments, capital stock, license, payroll, withholding, employment, social security (or similar), workers' compensation, unemployment compensation, environmental (including taxes under Code section 59A), utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and (ii) interest, penalties, additional taxes and additions to tax imposed with respect thereto; and "TAX RETURNS" shall mean returns, reports, declarations, forms, and information statements with respect to Taxes required to be filed with the IRS or any other federal, foreign, state or provincial taxing authority, domestic or foreign, including, without limitation, consolidated, combined and unitary tax returns, including any amendments thereto.

  (b) Other than as disclosed in Section 2.16(b) of the Company Disclosure Schedule, (i) the Company has timely filed all United States federal income Tax Returns and other material Tax Returns required to be filed by it and all such Tax Returns are true, correct and complete in all material respects; (ii) the Company has paid and discharged all Taxes due and has withheld and paid to the appropriate authorities all Taxes required to be withheld with respect to employees, except such as are being contested in good faith by appropriate proceedings (to the extent that any such proceedings are required) which are disclosed in Section 2.16(b) of the Company Disclosure Schedule, and with respect to which the Company is maintaining adequate reserves; (iii) there are no other Taxes that would be due if asserted by a taxing authority, except with respect to which the Company is maintaining reserves to the extent currently required unless the failure to do so would not reasonably be expected to have a Material Adverse Effect; (iv) there are no Tax Liens on any assets of the Company; (v) the Company has not granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax; (vi) the Company has not received any written notice of any Tax deficiency outstanding, proposed or assessed against the Company, or of any audit or other examination, proposed or currently in progress of any Tax Return of the Company; (vii) no written claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Tax by that jurisdiction; (viii) the Company is not a party to or bound by any tax indemnity, tax sharing or tax allocation agreements; (ix) the Company has not filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company; and (x) the Company has never been a member of an affiliated group of corporations within the meaning of
Section 1504 of the Code and the Company is not liable for the Taxes of any person under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. The accruals and reserves for Taxes (including deferred taxes) reflected in the 1997 Company Balance Sheet are in all material respects adequate to cover all Taxes required to be accrued through the date thereof (including interest and penalties, if any, thereon and Taxes being contested) in accordance with generally accepted accounting principles. Schedule 2.16(b) of the Company Disclosure Schedule lists the amount of any net operating loss carryforwards and net capital loss carryforwards of the Company.

  (c) The Company does not own any property of a character, the indirect transfer of which, pursuant to this Agreement, would give rise to any material documentary, stamp or other transfer tax.

  SECTION 2.17 Environmental Matters. Except as set forth in Section 2.17 of the Company Disclosure Schedule, and except in all cases as, in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect, the Company: (i) has obtained all Approvals which are required to be obtained under all applicable federal, state, foreign or local laws or any regulation, code, plan, order, decree, judgment, notice or demand letter issued, entered, promulgated or approved thereunder relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, or hazardous or toxic materials or wastes into ambient air, surface water, ground water, or land or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or hazardous or toxic materials or wastes by the Company or its agents ("ENVIRONMENTAL LAWS"); (ii) is in compliance with all terms and conditions of such required Approvals, and also is in compliance with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules and timetables contained in applicable Environmental Laws; (iii) as of the date hereof, is not aware of nor has received notice of any past or present violations of Environmental Laws or any event, condition, circumstance, activity, practice, incident, action or plan which is reasonably likely to interfere with or prevent continued compliance with or which would give rise to any common law or statutory liability, or otherwise form the basis of any claim, action, suit or proceeding, against the Company based on or resulting from the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling, or the emission, discharge or release into the environment, of any pollutant, contaminant or hazardous or toxic material or waste; and (iv) has taken all actions necessary under applicable Environmental Laws to register any products or materials required to be registered by the Company (or any of its respective agents) thereunder.

  SECTION 2.18 Intellectual Property. Except as set forth in Section 2.18 of the Disclosure Schedule:

  (a) The Company, directly or indirectly, owns, or is licensed or otherwise possesses legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights, and any applications therefor, maskworks, net lists, schematics, technology, know-how, computer software programs or applications (in both source code and object code form), and tangible or intangible proprietary information or material (excluding Commercial Software as defined in paragraph (e) below) that are material to the business of the Company as currently conducted or as proposed to be conducted by the Company (the "COMPANY INTELLECTUAL PROPERTY RIGHTS").

  (b) Section 2.18(b) of the Company Disclosure Schedule sets forth a complete list of all patents, trademarks, registered copyrights, trade names and service marks, and any applications therefor, included in the Company Intellectual Property Rights, and specifies, where applicable, the jurisdictions in which each such Company Intellectual Property Right has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners.

  (c) Section 2.18(c) of the Company Disclosure Schedule sets forth a complete list of all material licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which the Company or any other person is authorized to use any Company Intellectual Property Right (excluding object code end-user licenses granted to end-users in the ordinary course of business that permit use of software products without a right to modify, distribute or sublicense the same ("END-USER LICENSES") or other trade secret material to the Company, and includes the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof. The Company is not in violation of any license, sublicense or agreement described on such list except such violations as do not materially impair the Company's rights under such license, sublicense or agreement. The execution and delivery of this Agreement by the Company, and the consummation of the transactions contemplated hereby, will neither cause the Company to be in violation or default under any such license, sublicense or agreement, nor entitle any other party to any such license, sublicense or agreement to terminate or modify such license, sublicense or agreement.

  (d) The Company is the sole and exclusive owner or licensee of, with all right, title and interest in and to (free and clear of any liens or encumbrances), the Company Intellectual Property Rights, and has sole and exclusive rights (and is not contractually obligated to pay any compensation to any third party in respect thereof) to the use thereof or the material covered thereby in connection with the services or products in respect of which the Company Intellectual Property Rights are being used or are proposed to be used, except for any adverse interests which do not materially impair the Company's rights thereunder or materially impact the Company's ability to produce the products. No claims have been asserted or, to the knowledge of the Company, are threatened by any person nor are there any valid grounds, to the knowledge of the Company, for any bona fide claims (i) to the effect that the manufacture, sale, licensing or use of any of the products of the Company as now manufactured, sold or licensed or used or proposed for manufacture, use, sale or licensing by the Company infringes on any copyright, patent, trade mark, service mark or trade secret, (ii) against the use by the Company of any trademarks, service marks, trade names, trade secrets, copyrights, patents, technology, know-how or computer software programs and applications used in the business of the Company as currently conducted or as proposed to be conducted, or (iii) challenging the ownership by the Company, validity or effectiveness of any of the Company Intellectual Property Rights. All registered trademarks, service marks and copyrights held by the Company are valid and subsisting. To the knowledge of the Company, there is no unauthorized use, infringement or misappropriation of any of the Company Intellectual Property Rights by any third party, including any employee or former employee of the Company. No Company Intellectual Property Right or product of the Company is subject to any outstanding decree, order, judgment, or stipulation restricting in any manner the licensing thereof by the Company. The Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market. The Company has a policy requiring each employee and consultant to execute a confidentiality agreement substantially in the form previously delivered to Parent and each current employee and consultant has executed such an agreement.

  (e) "COMMERCIAL SOFTWARE" means packaged commercially available software programs generally available to the public through retail dealers in computer software which have been licensed to the Company (or, in the case of Section 3.17, to Parent) pursuant to end-user licenses and which are used in the Company's business (or in Parent's business in the case of Section 3.17) but are in no way a component of or incorporated in or specifically required to develop or support any of the Company's (or of Parent's in the case of Section 3.17) products and related trademarks, technology and know-how.

  SECTION 2.19 Interested Party Transactions. Except as set forth in the Company SEC Reports or Section 2.21 of the Company Disclosure Schedule, since December 31, 1997, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  SECTION 2.20 Insurance. All material fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by the Company are in character and amount at least equivalent to that carried by persons engaged in similar businesses and subject to the same or similar perils or hazards, except as would not reasonably be expected to have a Material Adverse Effect, and all such policies are with reputable insurance carriers, provide adequate coverage for all normal risks incident to the business of the Company and its respective properties and assets.

  SECTION 2.21 Accounts Receivable; Inventory.

  (a) Except as set forth in Section 2.21 of the Company Disclosure Schedule, the accounts receivable of the Company as reflected in the most recent financial statements contained in the Company SEC Reports, to the extent uncollected on the date hereof and the accounts receivable reflected on the books of the Company are valid and existing and represent monies due, and the Company has made reserves reasonably considered adequate for receivables not collectible in the ordinary course of business, and (subject to the aforesaid reserves) are subject to no refunds or other adjustments and to no defenses, rights of setoff, assignments, restrictions, encumbrances or conditions enforceable by third parties on or affecting any thereof, except for such refunds, adjustments, defenses, rights of setoff, assignments, restrictions, encumbrances or conditions as would not reasonably be expected to have a Material Adverse Effect.

  (b) Except as set forth in Section 2.21 of the Company Disclosure Schedule, the inventory of the Company consists of raw materials and supplies, manufactured and purchased parts, goods in process, and finished goods, all of which is merchantable and fit or suitable and usable for the production or completion of merchantable products for sale in the ordinary course of business, and none of which is slow-moving, obsolete, below standard quality, damaged, or defective, subject only to the reserve for inventory writedown set forth on the face of the 1997 Company Balance Sheet and as adjusted for the passage of time through the Effective Date in accordance with GAAP and the past custom and practice of the Company. The inventory, taken as a whole, reflected in the 1997 Company Balance Sheet and books and records of the Company is reflected on the basis of a complete physical count and is valued at the lower of cost (on a first-in, first-out basis) or market in accordance with GAAP, consistently applied. Since December 31, 1997, no inventory has been sold or disposed of except through sales in the ordinary course of business.

  SECTION 2.22 Employees. To the Company's knowledge, no executive, Key Employee (as defined in Section 6.2(i)), or group of current employees intends or has threatened to terminate employment with the Company or intends or has threatened not to: (i) accept an offer of employment from Parent or (ii) continue as an employee of Parent following the Effective Time.

  SECTION 2.23 Opinion of Financial Advisor. The Company has been advised by its financial advisor, BancAmerica Robertson Stephens ("ROBERTSON STEPHENS"), that in its opinion, as of the date hereof, the Merger Consideration set forth herein is fair to the holders of each class of Company Common Stock.

  SECTION 2.24 Brokers. Except as set forth in Section 2.24 of the Company Disclosure Schedule, no broker, finder or investment banker (other than Robertson Stephens, the fees and expenses of whom will be paid by the Company) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or its subsidiaries or affiliates. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Robertson Stephens, pursuant to which Robertson Stephens would be entitled to any payment relating to the transactions contemplated hereunder.

  SECTION 2.25 Change in Control Payments. Except as set forth on Section 2.11(d) or Section 2.25 of the Company Disclosure Schedule, the Company does not have any plans, programs or agreements to which it is a party, or to which it is subject, pursuant to which payments may be required or acceleration of benefits may be required upon a change of control of the Company.

  SECTION 2.26 Full Disclosure. No representation or warranty made by the Company contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by the Company to Parent or Merger Sub in, or pursuant to the provisions of, this Agreement, including without limitation the Company Disclosure Schedule, contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make statements herein or therein not misleading.

  SECTION 2.27 Rights Agreement. The Rights Agreement and the Rights are inapplicable to the execution, delivery and performance of this Agreement, including the Merger and the other transactions contemplated hereby. Pursuant to this end, the Company has taken all necessary action to (i) amend the Rights Agreement to render the Rights inapplicable to the Merger and the other transactions contemplated by this Agreement and (ii) ensure that (x) neither Parent nor any of its affiliates is an Acquiring Person (as defined in the Rights Agreement) and (y) a Shares Acquisition Date, a Distribution Date or a Triggering Event (as such terms are defined in the Rights Agreement) does not occur by reason of the announcement or consummation of the Merger or any of the other transactions contemplated by this Agreement.

                                  ARTICLE III

            REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

  Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that, except as set forth in the written disclosure schedule delivered on or prior to the date hereof by Parent to the Company that is arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Article III (the "PARENT DISCLOSURE SCHEDULE"):

  SECTION 3.1 Organization and Qualification; Subsidiaries. Each of Parent and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Approvals would not reasonably be expected to have a Material Adverse Effect. Each of Parent and each of its subsidiaries is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not reasonably be expected to have a Material Adverse Effect.

  SECTION 3.2 Charter and By-Laws. Parent has heretofore furnished to the Company a complete and correct copy of its Certificate of Incorporation and By-Laws, amended to date. Such Certificate of Incorporation and By-Laws are in full force and effect. Neither Parent nor Merger Sub is in violation of any of the provisions of its Certificate of Incorporation or By-Laws.

  SECTION 3.3 Capitalization. As of February 28, 1998, the authorized capital stock of Parent consisted of (i) 240,000,000 shares of Parent Common Stock of which 158,266,994 shares were issued and outstanding, all of which are validly issued, fully paid and non-assessable, no shares were held in treasury, and 4,892,744 shares were reserved for future issuance under Parent's equity incentive plan, directors option plan and employee stock purchase plan, (ii) options to purchase an aggregate of 1,301,001 shares of Parent Common Stock and (iii) 2,000,000 shares of preferred stock, $1.00 par value per share, none of which was issued and outstanding and none of which was held in treasury. No material change in such capitalization has occurred between February 28, 1998 and the date hereof. Except as set forth in this Section or in Section 3.3 of the Parent Disclosure Schedule, as of the date hereof there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue or sell any shares of capital stock of, or other equity interests in, Parent or any of its subsidiaries. Except as set forth in Section 3.3 or Section 3.11 of the Parent Disclosure Schedule as of the date hereof, there are no obligations, contingent or otherwise, of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock or the capital stock of any subsidiary or to provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in any such subsidiary. Except as set forth in Section 3.1 or 3.3 of the Parent Disclosure Schedule, all of the outstanding shares of capital stock of each of Parent's subsidiaries is duly authorized, validly issued, fully paid and nonassessable and all such shares are owned by Parent or another subsidiary of Parent free and clear of all security interests, liens, claims, pledges, agreements, limitations in Parent's voting rights, charges or other encumbrances of any nature whatsoever.

  SECTION 3.4 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated thereby. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against each of them in accordance with its terms.

  SECTION 3.5 No Conflict, Required Filings and Consents.

  (a) Except as disclosed in Section 3.5(a) of the Parent Disclosure Schedule
(i) neither Parent nor any of its subsidiaries has breached, or is in default under or has received written notice of any breach of or default under, any loan agreements, indentures, mortgages, pledges, conditional sale or title retention agreements, security agreements, equipment obligations, guaranties, standby letters of credit, equipment leases or lease purchase agreements to which Parent or any of its subsidiaries is a party or by which any of them is bound, each in an amount equal to or exceeding $1,000,000, but excluding any such agreement between Parent and its wholly-owned subsidiaries or between two or more wholly-owned subsidiaries of Parent or any agreements which, as of the date hereof, are required to be filed with the SEC pursuant to the requirements of the Exchange Act as "material contracts" (collectively, the "MATERIAL AGREEMENTS"), (ii) neither the Parent nor any of its subsidiaries has breached or is in default under or has received written notice of any breach of or default under, any of its obligations under the Material Agreements, and (iii) each of the Material Agreements is in full force and effect, except in any such case under clause (i), (ii) or (iii) of this
Section 3.5(a) for breaches, defaults or failures to be in full force and effect that would not reasonably be expected to have a Material Adverse Effect.

  (b) Except as set forth in Section 3.5(b) of the Parent Disclosure Schedule, the execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate the Certificate of Incorporation or By-Laws of Parent or Merger Sub, (ii) conflict with or violate any Law applicable to Parent or any of its subsidiaries or by which its or their respective properties are bound or affected, or (iii) result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or impair Parent's or any of its subsidiaries' rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Parent or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties are bound or affected, except in any such case for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Material Adverse Effect.

  (c) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, domestic or foreign, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, the Blue Sky Laws, the pre-merger notification requirements of the HSR Act or any foreign antitrust or similar filings, and the filing and recordation of appropriate merger or other documents as required by the DGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Parent or Merger Sub from performing their respective obligations under this Agreement, and would not have a Material Adverse Effect.

  SECTION 3.6 Compliance; Permits.

  (a) Except as disclosed in Section 3.6 of the Parent Disclosure Schedule, neither Parent nor any of its subsidiaries is in conflict with, or in default or violation of, (i) any Law applicable to Parent or any of its subsidiaries or by which its or any of their respective properties is bound or affected or
(ii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or any of its subsidiaries is a party or by which Parent or any of its subsidiaries or its or any of their respective properties is bound or affected, except for any such conflicts, defaults or violations which would not reasonably be expected to have a Material Adverse Effect.

  (b) Except as disclosed in Section 3.6 of the Parent Disclosure Schedule, Parent and its subsidiaries hold all permits, licenses, easements, variances, exemptions, consents, certificates, orders and approvals from governmental authorities which are material to the operation of the business of the Parent and its subsidiaries taken as a whole as it is now being conducted (collectively, the "PARENT PERMITS"). Parent and its subsidiaries are in compliance with the terms of the Parent Permits, except where the failure to so comply would not reasonably be expected to have a Material Adverse Effect.

  SECTION 3.7 SEC Filings; Financial Statements.

  (a) Parent has filed all forms, reports and documents required to be filed with the SEC and has heretofore delivered to the Company, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended February 28, 1998 and February 28, 1997, (ii) reports on Form 10-Q for the quarterly periods ended November 30, 1997, August 31, 1997 and May 31, 1997,
(iii) all proxy statements relating to Parent's meetings of stockholders (whether annual or special) since January 1, 1997, (iv) all other reports or registration statements filed by Parent with SEC since January 1, 1997, and
(v) all amendments and supplements to all such reports and registration statements filed by Parent with the SEC (collectively, the "PARENT SEC REPORTS"). The Parent SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. None of Parent's subsidiaries is required to file any forms, reports or other documents with the SEC.

  (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Parent SEC Reports has been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and each fairly presents in all material respects the consolidated financial position of Parent and its subsidiaries as at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

  SECTION 3.8 Absence of Certain Changes or Events. Except as set forth in
Section 3.8 of the Parent Disclosure Schedule or in the Parent SEC Reports, since November 30, 1997, Parent has conducted its business in the ordinary course and there has not occurred: (i) any Material Adverse Effect; (ii) any amendments or changes in the Certificate of Incorporation or By-Laws of Parent; (iii) any damage to, destruction or loss of any assets of the Parent (whether or not covered by insurance) that would reasonably be expected to have a Material Adverse Effect; (iv) any material change by Parent in its accounting methods, principles or practices; (v) any material revaluation by Parent of any of its assets, including without limitation, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business; (vi) any other action or event that would have required the consent of the Company pursuant to Section 4.3 had such action or event occurred after the date of this Agreement; or (vii) any sale of a material amount of assets of Parent or any of its subsidiaries except in the ordinary course of business.

  SECTION 3.9 No Undisclosed Liabilities. Except as is disclosed in Section
3.9 of the Parent Disclosure Schedule or in the Parent SEC Reports, neither Parent nor any of its subsidiaries has any liabilities (absolute, accrued, contingent or otherwise), except liabilities (i) adequately provided for in Parent's balance sheet (including any related notes thereto) as of February 28, 1997 included in the Parent's 1997 Annual Report on Form 10-K (the "PARENT BALANCE SHEET"), (ii) incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected on the Parent Balance Sheet, (iii) incurred since February 28, 1997 in the ordinary course of business and consistent with past practice, (iv) incurred in connection with this Agreement, or (v) which would not reasonably be expected to have a Material Adverse Effect.

  SECTION 3.10 Absence of Litigation. Except as set forth in Section 3.10 of the Parent Disclosure Schedule, there are no claims, actions, suits, proceedings or investigations pending or, to the knowledge of the Parent, threatened against the Parent or any of its subsidiaries, or any properties or rights of the Parent or any of its subsidiaries, before any court, arbitrator or administrative, governmental or regulatory authority or body, domestic or foreign, that would reasonably be expected to have a Material Adverse Effect.

  SECTION 3.11 Employee Benefit Plans; Employment Agreements. Except as set forth in Section 3.11 of the Parent Disclosure Schedule, none of the employee pension plans (as defined in Section 3(2) of ERISA), employee welfare plans, (as defined in Section 3(1) of ERISA) and other bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, or any employment, executive compensation or severance agreements, written or otherwise, for the benefit of, or relating to, any employee of or consultant to Parent, any trade or business (whether or not incorporated) which is a member of a controlled group including Parent or which is under common control with Parent (a "PARENT ERISA AFFILIATE") within the meaning of Section 414 of the Code, or any subsidiary of Parent, as well as each plan with respect to which Parent or a Parent ERISA Affiliate could incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (all such plans, practices, and programs are referred to herein as the "PARENT EMPLOYEE PLANS") promises or provides retiree welfare benefits to any person, and none of the Parent Employee Plans is a "multiemployer plan" as such term is defined in Section 3(37) of ERISA; (ii) there has been no "prohibited transaction," as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Parent Employee

Plan, which could result in any material liability of Parent or any of its subsidiaries; (iii) all Parent Employee Plans are in compliance in all material respects with the requirements prescribed by any and all statutes (including ERISA and the Code), orders, or governmental rules and regulations currently in effect with respect thereto (including all applicable requirements for notification to participants or the Department of Labor, IRS, PBGC or Secretary of the Treasury), and Parent and each of its subsidiaries have performed all material obligations required to be performed by them under, are not in any material respect in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Parent Employee Plans; (iv) each Parent Employee Plan intended to qualify under Section 401(a) of the Code and each trust intended to qualify under
Section 501(a) of the Code is the subject of a favorable determination letter from the IRS, and nothing has occurred which may reasonably be expected to impair such determination; (v) all contributions required to be made to any Parent Employee Plan pursuant to Section 412 of the Code, or the terms of the Parent Employee Plan or any collective bargaining agreement, have been made on or before their due dates; (vi) with respect to each Parent Employee Plan, no "reportable event" within the meaning of Section 4043 of ERISA (excluding any such event for which the 30 day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; and (vii) neither Parent nor any Parent ERISA Affiliate has incurred, nor reasonably expects to incur, any liability under Title IV of ERISA (other than liability for premium payments to the PBGC arising in the ordinary course).

  SECTION 3.12 Labor Matters. Except as set forth in Section 3.12 of the Parent Disclosure Schedule: (i) there are no controversies pending or, to the knowledge of Parent or any of its subsidiaries, threatened, between Parent or any of its subsidiaries and any of their respective employees, which controversies have or could reasonably be expected to have a Material Adverse Effect; (ii) neither Parent nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Parent or its subsidiaries, nor does Parent or any of its subsidiaries know of any activities or proceedings of any labor union to organize any such employees; and (iii) neither Parent nor any of its subsidiaries has any knowledge of any strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of Parent or any of its subsidiaries which would reasonably be expected to have a Material Adverse Effect.

  SECTION 3.13 Registration Statement; Joint Proxy Statement/Prospectus. Subject to the accuracy of the representations of the Company in Section 2.13, the registration statement (the "REGISTRATION STATEMENT") pursuant to which the Parent Common Stock to be issued in the Merger will be registered with the SEC shall not, at the time the Registration Statement (including any amendments or supplements thereto) is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements included therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Joint Proxy Statement/Prospectus will not, on the date the Joint Proxy Statement/Prospectus is first mailed to stockholders of the Company, at the time of the Stockholders Meeting and at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or will omit to state any material fact necessary in order to make the statements therein not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent, Merger Sub or any of their respective affiliates, officers or directors should be discovered by Parent or Merger Sub which should, under the applicable requirements of the Securities Act or the Exchange Act be set forth in an amendment to the Registration Statement or a supplement to the Joint Proxy Statement/Prospectus, Parent or Merger Sub will promptly inform the Company. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company which is contained in any of the foregoing documents. The Registration Statement and Joint Proxy Statement/Prospectus shall comply in all material respects as to form with the requirements of the Securities Act, the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company which is contained in, or furnished in connection with the preparation of, the Registration Statement.

  SECTION 3.14 Restrictions on Business Activities. Except for this Agreement or as set forth in Section 3.14 of the Parent Disclosure Schedule, to Parent's knowledge, there is no agreement, judgment, injunction, order or decree binding upon Parent or any of its subsidiaries which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its subsidiaries, any acquisition of property by Parent or any of its subsidiaries or the conduct of business by Parent or any of its subsidiaries as currently conducted or as proposed to be conducted by Parent, except for any prohibition or impairment as would not reasonably be expected to have a Material Adverse Effect.

  SECTION 3.15 Title to Property. Except as disclosed in Section 3.15 of the Parent Disclosure Schedule, Parent and each of its subsidiaries have good and defensible title to all of their properties and assets, free and clear of all liens, charges and encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which could not reasonably be expected to have a Material Adverse Effect; and, to Parent's knowledge, all leases pursuant to which Parent or any of its subsidiaries lease from others material amounts of real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of Parent, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not reasonably be expected to have a Material Adverse Effect.

  SECTION 3.16 Intellectual Property. Except as disclosed in Section 3.16 of the Parent Disclosure Schedule, the Parent and its subsidiaries own, are licensed to use or otherwise possess, or can acquire on reasonable terms, legally enforceable rights to use the patents, patent rights, inventions, licenses, copyrights, know-how (including trade secrets and other unpatented/unpatentable proprietary or confidential information, systems or procedures), trademarks, servicemarks and tradenames presently employed by them in connection with the business of the Parent as presently conducted, and neither the Parent nor any of its subsidiaries has knowledge of any infringement of or conflict with asserted rights of others with respect to any of the foregoing, which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.

  SECTION 3.17 Interested Party Transactions. Except as set forth in the Parent SEC Reports or Section 3.17 of the Parent Disclosure Schedule, since the date of Parent's proxy statement dated June 5, 1998 no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction, pursuant to Item 404 of Regulation S-K promulgated by the SEC.

  SECTION 3.18 Insurance. All material fire and casualty, general liability, business interruption, product liability, professional liability and sprinkler and water damage insurance policies maintained by Parent or any of its subsidiaries are with reputable insurance carriers, provide full and adequate coverage for all normal risks incident to the business of Parent and its subsidiaries and their respective properties and assets and are in character and amount at least equivalent to that carried by entities engaged in similar businesses and subject to the same or similar perils or hazards, except as would not reasonably be expected to have a Material Adverse Effect.

  SECTION 3.19 Brokers. No broker, finder or investment banker (other than Chase Securities, Inc., the fees and expenses of which will be paid by Parent) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Sub.

  SECTION 3.20 Ownership of Merger Sub; No Prior Activities.

  (a) Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

  (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

  SECTION 3.21 Full Disclosure. No representation or warranty made by Parent contained in this Agreement and no statement contained in any certificate or schedule furnished or to be furnished by Parent to the Company in, or pursuant to the provisions of, this Agreement, including without limitation the Parent Disclosure Schedule, contains or shall contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in the light of the circumstances under which it was made, in order to make statements herein or therein not misleading.

                                  ARTICLE IV

                    CONDUCT OF BUSINESS PENDING THE MERGER

  SECTION 4.1 Conduct of Business by the Company Pending the Merger. The Company covenants and agrees that, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, unless Parent shall otherwise agree in writing, the Company shall conduct its business only in, and shall not take any action except in, the ordinary course of business and in a manner consistent with past practice, other than actions taken by the Company as contemplated by this Agreement; and the Company shall use all reasonable commercial efforts to preserve substantially intact the business organization of the Company, to keep available the services of the present officers, employees and consultants of the Company and to preserve the present relationships of the Company with customers, suppliers and other persons with which the Company has significant business relations. By way of amplification and not limitation, except as contemplated by this Agreement, the Company shall not, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, directly or indirectly do, or propose to do, any of the following without the prior written consent of Parent:

  (a) amend or otherwise change the Certificate of Incorporation or By-Laws of the Company as amended and restated to date;

  (b) issue, sell, pledge, dispose of or encumber, or authorize the issuance, sale, pledge, disposition or encumbrance of, any shares of capital stock of any class, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest) in the Company or any of its affiliates (except for the issuance of shares of Company Common Stock issuable pursuant to Stock Options which are outstanding on the date hereof, the Unit Purchase Options, the SR Warrants and the SVB Warrants).

  (c) sell, pledge, dispose of or encumber any assets of the Company (except for (i) sales of assets in the ordinary course of business and in a manner consistent with past practice, (ii) dispositions of obsolete or worthless assets, and (iii) sales of immaterial assets not in excess of $150,000 in the aggregate);

  (d) (i) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or
(iii) amend the terms or change the period of exercisability of, purchase, repurchase, redeem or otherwise acquire any of its securities, including, without limitation, shares of Company Common Stock or any option, warrant or right, directly or indirectly, to acquire shares of Company Common Stock, or propose to do any of the foregoing;

  (e) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof (including the creation of any subsidiary); (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse or otherwise as an accommodation become responsible for, the obligations of any person or, except in the ordinary course of business consistent with past practice, make any loans or advances; (iii) enter into or amend any material contract or agreement excluding any original equipment manufacturing agreement that (x) allows the Company to limit shipments to Products having a price of less than $500,000 per year and (y) is terminable for convenience by the Company on no more than ninety days notice; (iv) authorize any capital expenditures or purchase of fixed assets which are, in the aggregate, in excess of $250,000 per month for the Company taken as a whole; or (v) enter into or amend any contract, agreement, commitment or arrangement to effect any of the matters prohibited by this Section 4.1(e);

  (f) increase the compensation payable or to become payable to its officers or employees, or grant any severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any current or former directors, officers or employees, except, in each case, as may be required by law;

  (g) take any action to change accounting policies or procedures (including, without limitation, procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable);

  (h) make any material tax election inconsistent with past practice or settle or compromise any material federal, state, local or foreign tax liability or agree to an extension of a statute of limitations;

  (i) pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities reflected or reserved against in the financial statements contained in the Company SEC Reports filed prior to the date of this Agreement or incurred in the ordinary course of business and consistent with past practice;

  (j) have operating expenses in excess of $600,000 from the date of the execution of this Agreement through June 30, 1998, $1,200,000 per month thereafter, subject to an aggregate maximum of $6,600,000 between the date of the execution of this Agreement and the Effective Time, excluding (i) costs related to the transactions contemplated by this Agreement, (ii) incentive and bonus compensation as previously disclosed to Parent, (iii) depreciation, (iv) amortization, and (v) bad debt reserves, provided that Parent acknowledges that valid business reasons may exist for doing so and agrees that its consent will not be unreasonably withheld; or

  (k) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1 (a) through (j) above, or any action which would make any of the representations or warranties of the Company contained in this Agreement untrue or incorrect or prevent the Company from performing or cause the Company not to perform its covenants hereunder.

  SECTION 4.2 No Solicitation.

  (a) The Company shall not, directly or indirectly, through any officer, director, employee, representative or agent of the Company, (i) solicit, initiate or encourage the initiation of any inquiries or proposals regarding any merger, sale of substantial assets, sale of shares of capital stock (including without limitation by way of a tender offer) or similar transactions involving the Company other than the Merger (any of the foregoing inquiries or proposals being referred to herein as an "ACQUISITION PROPOSAL"),
(ii) engage in negotiations or discussions concerning, or provide any nonpublic information to any person relating to, any Acquisition Proposal or
(iii) agree to, approve or recommend any Acquisition Proposal. Nothing contained in this Section 4.2(a) shall prevent the Board of Directors of the Company from considering, negotiating, approving and recommending to the stockholders of the Company a bona fide Acquisition Proposal not solicited in violation of this Agreement, provided the Board of Directors of the Company determines in good faith (consistent with the advice of the Company's outside legal counsel) that it is required to do so in order to discharge properly its fiduciary duties under applicable law.

  (b) The Company shall promptly notify Parent as soon as practicable, and in no event later than 48 hours, after receipt of any Acquisition Proposal, or any modification of or amendment to any Acquisition Proposal, or any request for nonpublic information relating to the Company in connection with an Acquisition Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Board of Directors of the Company that it is considering making, or has made, an Acquisition Proposal. Such notice to Parent shall be made orally and in writing, and shall indicate whether the Company is providing or intends to provide the person making the Acquisition Proposal with access to information concerning the Company as provided in Section 4.2(c).

  (c) If the Board of Directors of the Company receives a request for material nonpublic information from a person who makes a bona fide Acquisition Proposal, and the Board of Directors determines in good faith and consistent with the advice of the Company's outside legal counsel that it is required to cause the Company to act as provided in this Section 4.2(c) in order to discharge properly the directors' fiduciary duties under applicable law, then, provided the person making the Acquisition Proposal has executed a confidentiality agreement substantially similar to the one then in effect between the Company and Parent, the Company may provide such person with access to information regarding the Company.

  (d) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any persons (other than Parent and Merger Sub) conducted heretofore with respect to any of the foregoing. The Company agrees not to release any third party from the confidentiality provisions of any confidentiality agreement to which the Company is a party.

  (e) The Company shall ensure that the officers, directors and employees of the Company and any investment banker or other advisor or representative retained by the Company are aware of the restrictions described in this
Section 4.2.

  (f) Nothing contained in this Section 4.2 shall prohibit the Company or its Board of Directors from (i) taking and disclosing to its stockholders a position with respect to a tender offer by a third party pursuant to Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stockholders which, in the opinion of the Company's Board of Directors, after consultation with the Company's outside legal counsel, is required under applicable law.

  SECTION 4.3 Conduct of Business by Parent Pending the Merger. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, Parent covenants and agrees that, unless the Company shall otherwise agree in writing, Parent shall conduct its business, and cause the businesses of its subsidiaries to be conducted, in the ordinary course, other than actions taken by Parent or its subsidiaries in contemplation of the Merger, and shall not directly or indirectly do, or propose to do, any of the following without the prior written consent of the Company:

  (a) amend or otherwise change Parent's Certificate of Incorporation or By-
Laws;

  (b) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any of its capital stock, except that a wholly owned subsidiary of Parent may declare and pay a dividend to its parent; or

  (c) take or agree in writing or otherwise to take any action which would make any of the representations or warranties of Parent contained in this Agreement untrue or incorrect or prevent Parent from performing or cause Parent not to perform its covenants hereunder.

                                   ARTICLE V

                             ADDITIONAL AGREEMENTS

  SECTION 5.1 HSR Act. As promptly as practicable after the date of the execution of this Agreement, the Company and Parent shall file notifications under and in accordance with the HSR Act and any applicable antitrust or similar acts in connection with the Merger and the transactions contemplated hereby and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission (the "FTC"), the Antitrust Division of the Department of Justice (the "ANTITRUST DIVISION"), and any applicable foreign agencies or authorities for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other governmental authority in connection with antitrust matters.

  SECTION 5.2 Joint Proxy Statement/Prospectus; Registration Statement. As promptly as practicable after the execution of this Agreement, the Company and Parent shall prepare and file with the SEC preliminary proxy materials (which shall be refiled in final form as the Joint Proxy Statement/Prospectus and the Registration Statement of the Parent with respect to the Parent Common Stock to be issued in connection with the Merger) and shall use all reasonable efforts to cause the Registration Statement to become effective as soon as practicable, and to mail the Joint Proxy Statement/Prospectus to Company shareholders, as soon thereafter as practicable. The Joint Proxy Statement/Prospectus shall include the recommendation of the Boards of Directors of the Company and Parent in favor of the Merger, subject to the last sentence of Section 5.3.

  SECTION 5.3 Stockholders Meeting. The Company shall call and hold the Stockholders Meeting as promptly as practicable and in accordance with applicable laws for the purpose of voting upon the approval of the Merger and as soon as practicable after the date on which the Registration Statement becomes effective. Unless otherwise required under the applicable fiduciary duties of the directors of the Company, as determined by such directors in good faith after consultation with and consistent with the advice of the Company's outside legal counsel, the Company shall use all reasonable efforts to solicit from its stockholders proxies in favor of adoption of this Agreement and approval of the transactions contemplated hereby and shall take all other action reasonably necessary or advisable to secure the vote or consent of stockholders to obtain such approvals.

  SECTION 5.4 Access to Information; Confidentiality. Upon reasonable notice and subject to restrictions contained in confidentiality agreements to which such party is subject (from which such party shall use reasonable efforts to be released), the Company and Parent shall each (and shall cause each of their subsidiaries to) afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during the period to the Effective Time, to all its properties, books, contracts, commitments and records and, during such period, the Company and Parent each shall (and Parent shall cause its subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as such other party may reasonably request, and each shall make available to the other the appropriate individuals (including attorneys, accountants and other professionals) for discussion of the other's business, properties and personnel as either Parent or the Company may reasonably request. Each party shall keep such information confidential in accordance with the terms of the respective confidentiality letters, each dated December 18, 1998 (the "CONFIDENTIALITY LETTERS") between Parent and the Company, and the supplemental letter agreement between Parent and Company dated March 23, 1998.

  SECTION 5.5 Consents; Approvals. The Company and Parent shall each use their reasonable commercial efforts to obtain all consents, waivers, approvals, authorizations or orders (including, without limitation, all United States and foreign governmental and regulatory rulings and approvals), and the Company and Parent shall make all filings (including, without limitation, all filings with United States and foreign governmental or regulatory agencies) required in connection with the authorization, execution and delivery of this Agreement by the Company and Parent and the consummation by them of the transactions contemplated hereby, in each case as promptly as practicable. The Company and Parent shall furnish promptly all information required to be included in the Joint Proxy Statement/Prospectus and the Registration Statement, or for any application or other filing to be made pursuant to the rules and regulations of any United States or foreign governmental body in connection with the transactions contemplated by this Agreement.

  SECTION 5.6 Agreements with Respect to Affiliates. The Company shall deliver to Parent, prior to the date the Registration Statement becomes effective under the Securities Act, a letter (the "Affiliate Letter") identifying all persons who are at the time of the Company Stockholders Meeting, "affiliates" of the Company for purposes of Rule 145 under the Securities Act ("RULE 145"). The Company shall use its best efforts to cause each person who is identified as an "affiliate" to deliver to Parent, prior to the Effective Time, a written agreement (an "AFFILIATE AGREEMENT") in connection with restrictions on affiliates under Rule 145, in substantially the form of Exhibit 5.6.

  SECTION 5.7 Indemnification and Insurance.

  (a) The By-Laws of the Surviving Corporation shall honor, and Parent shall cause the Surviving Corporation to honor, the provisions with respect to indemnification set forth in the By-Laws of the Company immediately prior to the Effective Time, which provisions shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in any manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company, unless such modification is required by law.

  (b) Without limiting the scope of Section 5.7(a), the Company shall, to the fullest extent permitted under applicable law or under the Company's Certificate of Incorporation or By-Laws or any applicable indemnification agreement and regardless of whether the Merger becomes effective, indemnify, defend and hold harmless, and, after the Effective Time, Parent shall and shall cause the Surviving Corporation to, to the fullest extent permitted under applicable law or under the Surviving Corporation's Certificate of Incorporation or By-Laws or any applicable indemnification agreement, indemnify, defend and hold harmless, each present and former director, officer or employee of the Company (collectively, the "INDEMNIFIED PARTIES") against any costs or expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, (x) arising out of or pertaining to the transactions contemplated by this Agreement or (y) otherwise with respect to any acts or omissions occurring at or prior to the Effective Time; provided, however, that in connection with criminal acts the indemnification provided by this Section 5.7 shall only apply provided the Indemnified Party had no reasonable cause to believe that his/her conduct was criminal.

  (c) Parent shall and shall cause the Surviving Corporation to honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the Effective Time.

  (d) For a period of six years after the Effective Time, Parent shall or shall cause the Surviving Corporation to maintain in effect, if available, directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy (a copy of which has been made available to Parent) on terms comparable to those now applicable to directors and officers of the Company; provided, however, that in no event shall Parent or the Surviving Corporation be required to expend in excess of 125% of the annual premium currently paid by the Company for such coverage; and provided further, that if the premium for such coverage exceeds such amount, Parent or the Surviving Corporation shall purchase a policy with the greatest coverage available for such 125% of the annual premium.

  (e) This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by the Indemnified Parties.

  SECTION 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to become materially untrue or inaccurate, or (ii) any failure of the Company, Parent or Merger Sub, as the case may be, materially to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice; and provided further that failure to give such notice shall not be treated as a breach of covenant for the purposes of Sections 6.2(b) or 6.3(b) unless the failure to give such notice results in material prejudice to the other party.

  SECTION 5.9 Further Action. Upon the terms and subject to the conditions hereof each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement, to obtain in a timely manner all necessary waivers, consents and approvals and to effect all necessary registrations and filings, and otherwise to satisfy or cause to be satisfied all conditions precedent to its obligations under this Agreement. The foregoing covenant shall not include any obligation by Parent to agree to divest, abandon, license or take similar action with respect to any assets (tangible or intangible) of Parent or the Company.

  SECTION 5.10 Public Announcements. Parent and the Company shall consult with each other before issuing any press release with respect to the Merger or this Agreement and shall not issue any such press release or make any such public statement without the prior consent of the other party, which shall not be unreasonably withheld; provided, however, that a party may, without the prior consent of the other party, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the New York Stock Exchange or the Nasdaq Stock Market National Market ("NASDAQ"), in which case it shall use all reasonable efforts to consult with the other party prior thereto.

  SECTION 5.11 Conveyance Taxes. Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications, or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer and stamp taxes, any transfer, recording, registration and other fees, and any similar taxes which become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or before the Effective Time.

  SECTION 5.12 Accountants' Letters. Upon reasonable notice from the other party hereto, the Company or Parent, as the case may be, shall use its reasonable efforts to cause KPMG Peat Marwick L.L.P., as its accounting firm, to deliver to the other party hereto, a letter, dated within 2 business days of the Effective Date of the Registration Statement covering such matters as are requested by Parent or the Company, as the case may be, and as are customarily addressed in accountant's "comfort" letters.

  SECTION 5.13 Rights Agreement. The Company shall take all action necessary to cause the Rights issued pursuant to the terms of the Rights Agreement to expire immediately prior to the Effective Time.

  SECTION 5.14 NASDAQ Listing. The Company shall use its reasonable commercial efforts to continue the quotation of the Company Common Stock on the Nasdaq National Market during the term of this Agreement.

  SECTION 5.15 Listing of Parent Shares. Parent shall use its best efforts to cause the Parent Shares to be issued in the Merger to be approved for listing, upon official notice of issuance, on the New York Stock Exchange.

  SECTION 5.16 Benefit Plans. The eligibility of the each employee of the Company (and his or her spouse and dependents) to participate in the welfare plans (as defined in ERISA section 3(1)) of Parent or the Surviving Corporation after the Effective Time shall be determined without regard to any preexisting condition, waiting period, actively-at-work, or similar exclusion or condition except for any such condition or exclusion to which the employee is subject under the applicable welfare plan of the Company as of the Effective Time. Employees of the Company shall receive credit under the welfare plans of the Parent or the Surviving Corporation in which they participate after the Effective Time toward coinsurance and deductibles for any payments made by them during the calendar year in which the Effective Time occurs under the applicable welfare plans of the Company. In addition, employees of the Surviving Corporation shall receive credit, for purposes of its retirement, welfare, vacation and similar plans or policies, for service with the Company prior to the Effective Time.

  SECTION 5.17 Company Securities. The Company shall use its reasonable commercial efforts to (i) consistent with applicable fiduciary duties of the directors of the Company, (1) persuade the holders of the SR Warrants to exercise such securities prior to the Effective Time or exchange such securities in the Merger for the applicable Merger Consideration and (2) persuade the holders of Class E Common Stock to vote in favor of the Merger and exchange their shares of Class E Common Stock in the Merger for the applicable Merger Consideration; and (ii) cause all existing registration rights of holders of Company securities to have been canceled effective upon the consummation of the Merger or persuade the holders of registration rights to exchange the securities to which such registration rights apply in the Merger for the applicable Merger Consideration.

                                  ARTICLE VI

                           CONDITIONS TO THE MERGER

  SECTION 6.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

  (a) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose and no similar proceeding in respect of the Joint Proxy Statement/Prospectus shall have been initiated or threatened by the SEC;

  (b) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the stockholders of the Company;

  (c) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated;

  (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by any administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal; and

  (e) Governmental Actions. There shall not have been instituted, pending or threatened any action or proceeding (or any investigation or other inquiry that could result in such an action or proceeding) by any governmental authority or administrative agency before any governmental authority, administrative agency or court of competent jurisdiction, nor shall there be in effect any judgment, decree or order of any governmental authority, administrative agency or court of competent jurisdiction, in either case, seeking to prohibit or limit Parent from exercising all material rights and privileges pertaining to its ownership of the Surviving Corporation or the ownership or operation by Parent or any of its subsidiaries of all or a material portion of the business or assets of Parent or any of its subsidiaries, or seeking to compel Parent or any of its subsidiaries to dispose of or hold separate all or any material portion of the business or assets of Parent or any of its subsidiaries (including the Surviving Corporation and its subsidiaries), as a result of the Merger or the transactions contemplated by this Agreement.

  (f) Listing of Parent Shares. The Parent Shares to be issued in the Merger shall have been approved for listing, upon official notice of issuance, on the New York Stock Exchange.

  SECTION 6.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the following conditions:

  (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct in all respects at and as of the Effective Time as if made at and as of such time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), and (iii) where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made at and as of the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Financial Officer of the Company;

  (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by the President and the Chief Financial Officer of the Company;

  (c) Consents Obtained. All consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Company for the due authorization, execution and delivery of this Agreement and the consummation by it of the transactions contemplated hereby shall have been obtained and made by the Company, except where the failure to receive such consents, etc. would not reasonably be expected to (i) have a Material Adverse Effect on the Company or Parent, or (ii) materially delay or prevent the consummation of the Merger;

  (d) Tax Opinion. Parent shall have received a written opinion from Ropes & Gray, in form and substance reasonably satisfactory to Parent, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code;

  (e) Affiliate Agreements. Parent shall have received from each person who is identified in the Affiliate Letter as an "affiliate" of the Company, an Affiliate Agreement, and such Affiliate Agreement shall be in full force and effect;

  (f) Blue Sky Laws. Parent shall have received all permits and other authorizations necessary under the Blue Sky Laws to issue shares of Parent Common Stock pursuant to the Merger;

  (g) Employment Condition. The employees listed on Exhibit 6.2(g)(1) have been designated as "KEY EMPLOYEES". A portion of the Key Employees have been classified as "TIER 1 EMPLOYEES" and a portion have been classified as "TIER 2 EMPLOYEES". A minimum of two-thirds of each of the Tier 1 Employees and the Tier 2 Employees (rounding down in the case of any fraction) shall (i) be in the employ of the Company immediately prior to the Effective Time, (ii) have agreed to work for Parent immediately following the Effective Time upon mutually agreeable terms and conditions (and have not indicated any intention not to continue such employment) and (iii) have entered into Parent's non-disclosure/ confidentiality/ assignment of inventions agreement substantially in the form of Exhibit 6.2(g)(2).

  (h) Rights Agreement. The Rights issued pursuant to the terms of the Rights Agreement shall be inapplicable to the Merger, this Agreement and the other transactions contemplated hereby.

  SECTION 6.3 Additional Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions:

  (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all respects on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) those representations and warranties which address matters only as of a particular date (which shall have been true and correct as of such date, subject to clause (iii)), and (iii) where the failure to be true and correct would not reasonably be expected to have a Material Adverse Effect, with the same force and effect as if made on and as of the Effective Time, and the Company shall have received a certificate to such effect signed by the President and the Chief Financial Officer of Parent;

  (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Chairman and the Chief Financial Officer of Parent;

  (c) Consents Obtained. All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Parent and Merger Sub for the authorization, execution and delivery of this Agreement and the consummation by them of the transactions contemplated hereby shall have been obtained and made by Parent and Merger Sub, except where the failure to receive such consents, etc. would not reasonably be expected to have (i) a Material Adverse Effect on the Company or Parent or (ii) materially delay or prevent the consummation of the Merger;

  (d) Tax Opinion. The Company shall have received a written opinion of Heller Ehrman White & McAuliffe, in form and substance reasonably satisfactory to the Company, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code;

  (e) Fairness Opinion. The fairness opinion referred to in Section 2.23 shall not have been withdrawn, amended or modified, provided that this shall not be a condition to the obligations of the Company if the Company shall have induced such withdrawal, amendment or modification.

                                  ARTICLE VII

                                  TERMINATION

  SECTION 7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company or Parent:

  (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company; or

  (b) by either Parent or the Company if the Merger shall not have been consummated by October 15, 1998 (provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

  (c) by either Parent or the Company if a court of competent jurisdiction or governmental, regulatory or administrative agency or commission shall have issued a nonappealable final order, decree or ruling or taken any other action having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger (provided that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party who has not complied with its obligations under Section 5.9 and such noncompliance materially contributed to the issuance of any such order, decree or ruling or the taking of such action); or

  (d) by Parent or the Company, if the Merger shall have been submitted to a vote of the stockholders of the Company and the requisite vote of the stockholders approving the Merger shall not have been obtained; or

  (e) by Parent, if: (i) the Board of Directors of the Company shall withdraw, modify or change its approval or recommendation of this Agreement or the Merger in a manner adverse to Parent or shall have resolved to do so; (ii) the Board of Directors of the Company shall have recommended to the stockholders of the Company an

Alternative Transaction (as defined below); or (iii) a tender offer or exchange offer for 25% or more of the outstanding shares of Company Common Stock is commenced (other than by Parent or an affiliate of Parent) and the Board of Directors of the Company recommends that the stockholders of the Company tender their shares in such tender or exchange offer; or

  (f) by Parent or the Company, (i) if any representation or warranty of the Company or Parent, respectively, set forth in this Agreement shall be untrue when made, or (ii) upon a breach of any covenant or agreement on the part of the Company or Parent, respectively, set forth in this Agreement, such that the conditions set forth in Section 6.2(a) or 6.2(b), or Section 6.3(a) or 6.3(b), as the case may be, would not be satisfied (either (i) or (ii) above being a "TERMINATING BREACH"), provided, that, if such Terminating Breach is curable prior to October 15, 1998 by the Company or Parent, as the case may be, through the exercise of its reasonable best efforts and for so long as the Company or Parent, as the case may be, continues to exercise such reasonable best efforts, neither Parent nor the Company, respectively, may terminate this Agreement under this Section 7.1(f); or

  (g) by Parent, if any representation or warranty of the Company shall have become untrue such that the condition set forth in Section 6.2(a) would not be satisfied, or by the Company, if any representation or warranty of Parent shall have become untrue such that the condition set forth in Section 6.3(a) would not be satisfied, in either case other than by reason of a Terminating Breach; or

  (h) by Parent, if any person (or "group", as defined in Section 13(d)(3) of the Exchange Act) other than Parent or its affiliates is or becomes the beneficial owner of 25% or more of the outstanding Shares; or

  (i) by the Company, if, in response to a Superior Proposal (as defined below), the Company's Board of Directors determines in good faith (consistent with the advice of the Company's outside legal counsel) that (i) it must withdraw, amend or modify in a manner adverse to Parent its recommendation to the Company's stockholders for approval of this Agreement and (ii) failing to take such action would cause it to fail to discharge properly its fiduciary duties under applicable law; provided, however, that the Company may not terminate pursuant to this Section 7.1(i) unless and until: (i) four calendar days have elapsed following delivery to Parent of a written notice of such determination by the Company's Board of Directors and during such four-day period the Company (x) informs Parent of the terms and conditions of the Superior Proposal and the identity of the person making the Superior Proposal and (y) otherwise fully cooperates with Parent (subject, in the case of this clause (y), to the condition that the Company's Board of Directors shall not be required to take any action that it believes, after consultation with and consistent with the Company's outside legal counsel, would violate its fiduciary duties to the Company or the Company's stockholders under applicable law) with the intent of enabling Parent to agree to a modification of the terms and conditions of this Agreement so that the transactions contemplated hereby may be effected; (ii) at the end of such four-day period the Company's Board of Directors determines in good faith that such Superior Proposal continues to constitute a Superior Proposal, having regard to any proposal made by Parent within the preceding four days; (iii) simultaneously with such termination the Company pays to Parent the amount specified in Section 7.3(b); and (iv) simultaneously with such termination the Company enters into a definitive acquisition, merger or similar agreement to the effect the Superior Proposal.

  As used herein, "ALTERNATIVE TRANSACTION" means any of (i) a transaction pursuant to which any person (or group of persons) other than Parent or its affiliates (a "THIRD PARTY") acquires or would acquire more than 25% of the outstanding Shares, whether from the Company or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger or other business combination involving the Company pursuant to which any Third Party acquires more than 25% of the outstanding equity securities of the Company or the entity surviving such merger or business combination, or (iii) any other transaction pursuant to which any Third Party acquires or would acquire control of assets of the Company having a fair market value (as determined by the Board of Directors of the Company in good faith) equal to more than 25% of the fair market value of all the assets of the Company, taken as a whole, immediately prior to such transaction.

  As used herein, "SUPERIOR PROPOSAL" means a written and unsolicited Acquisition Proposal that (i) the Company's Board of Directors determines in good faith (A) is reasonably capable of being completed and (B) is economically more favorable to the Company's stockholders than the Merger, having received prior to such determination the advice of a financial advisor of nationally recognized reputation that such Acquisition Proposal would be economically more favorable to the Company's stockholders than the Merger in that it results in greater aggregate per share consideration than would the Merger, and (ii) that is not subject to financing.

  SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto or any of its affiliates, directors, officers or stockholders except (i) as set forth in
Section 7.3 and Section 8.1 hereof, and (ii) nothing herein shall relieve any party from liability for any breach hereof; provided, however, that if Parent is paid the Fee (as defined below) the amount of the Fee shall be deducted from any money damages otherwise received by Parent from the Company.

  SECTION 7.3 Fees and Expenses

  (a) Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than accountants' and attorneys' fees, incurred in connection with the printing and filing of the Joint Proxy Statement/Prospectus (including any preliminary materials related thereto) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto.

    (b) The Company shall pay Parent a fee of $3,800,000 (the "FEE") upon the first to occur of the following events:

      (i) the termination of this Agreement by Parent or the Company pursuant to Section 7.1(d) and the execution by the Company of an agreement with respect to an Alternative Transaction within four months after such termination; or

      (ii) the termination of this Agreement by Parent pursuant to Section 7.1(e); or

      (iii) the termination of this Agreement by Parent pursuant to Section 7.1(f) on account of a Terminating Breach by the Company and the execution by the Company of an agreement with respect to an Alternative Transaction within four months after such termination; or

      (iv) the termination of this Agreement by Parent pursuant to Section 7.1(h);or

      (v) the termination of this Agreement by the Company pursuant to
  Section 7.1(i).

    (c) The Fee and related expenses payable pursuant to Section 7.3(b) shall be paid within one business day after the first to occur of any of the events described in Section 7.3(b)(i), (ii), (iii) or (iv).

                                   ARTICLE 8

                              GENERAL PROVISIONS

  SECTION 8.1 Effectiveness of Representations, Warranties and Agreements; Knowledge, Etc.

  (a) Except as otherwise provided in this Section 8.1, the representations, warranties and agreements of each party hereto shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any other party hereto, any person controlling any such party or any of their officers or directors, whether prior to or after the execution of this Agreement. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in this Section 8.1 shall survive independently and
Article I and Sections 5.7, 5.16 and 8.9 shall survive the Effective Time indefinitely and those set forth in Section 7.3 shall survive such termination indefinitely. The Confidentiality Letters shall survive termination of this Agreement as provided therein.

  (b) Any disclosure made with reference to one or more sections of the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed disclosed only with respect to such section.

  SECTION 8.2 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made if and when delivered personally or by overnight courier to the parties at the following addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified below (or at such other address or telecopy number for a party as shall be specified by like notice):

    (a) If to Parent or Merger Sub:

      Cabletron Systems, Inc.
      One Cabletron Way
      Rochester, NH 03867

      Telecopier No.: (603) 332-4004

      Telephone No.: (603) 337-4270
      Attention: David J. Kirkpatrick

  With a copy to:

      Douglass N. Ellis, Jr., Esq.
      Ropes & Gray
      One International Place
      Boston, MA 02110

      Telecopier No.: (617) 951-7050
      Telephone No.: (617) 951-7374

  (4)If to the Company:

      NetVantage, Inc.
      201 Continental Boulevard, Suite 20
      El Segundo, CA 90245-4527

      Telecopier No.: (310) 726-4131
      Telephone No.: (310) 726-4130
      Attention: President

      With a copy to:

      Victor A. Hebert, Esq.
      Heller Ehrman White & McAuliffe
      601 South Figueroa Street
      40th Floor
      Los Angeles, CA 90017-5758
      Telecopier No.: (213) 614-1868
      Telephone No.: (213) 689-0200

  SECTION 8.3 Certain Definitions For purposes of this Agreement, the term:

  (a) "affiliates" means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person; including, without limitation, any partnership or joint venture in which the first mentioned person (either alone, or through or together with any other subsidiary) has, directly or indirectly, an interest of 5% or more;

  (b) "beneficial owner" with respect to any shares of Company Common Stock means a person who shall be deemed to be the beneficial owner of such shares
(i) which such person or any of its affiliates or associates

(as such term is defined in Rule 12b-2 of the Exchange Act) beneficially owns, directly or indirectly, (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or
(B) the right to vote pursuant to any agreement, arrangement or understanding (other than a revocable proxy or consent), or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares;

  (c) "business day" means any day other than a day on which banks in The Commonwealth of Massachusetts or the State of California are required or authorized to be closed;

  (c) "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

  (e) "person" means an individual, corporation, partnership, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act); and

  (f) "subsidiary" or "subsidiaries" of the Company, Parent or any other person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

  SECTION 8.4 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

  SECTION 8.5 Waiver. At any time prior to the Effective Time, any party hereto may with respect to any other party hereto (a) extend the time for the performance of any of the obligations or other acts, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

  SECTION 8.6 Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  SECTION 8.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

  SECTION 8.8 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and undertakings (other than the Confidentiality Letters), both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

  SECTION 8.9 Assignment; Guarantee of Merger Sub Obligations. This Agreement shall not be assigned by operation of law or otherwise. Parent guarantees the full and punctual performance by Merger Sub and Surviving Corporation of (i) all the obligations hereunder of Merger Sub and Surviving Corporation or any such assignees, and (ii) after the Effective Time, all the contractual obligations of the Company previously disclosed to Parent at or prior to the Effective Time to its current and former directors, officers and employees. This Section shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company and such directors, officers and employees, shall be binding upon all successors and assigns of Parent and the Surviving Corporation and shall be enforceable by such directors, officers and employees.

  SECTION 8.10 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, including, without limitation, by way of subrogation, other than Section 5.7 (which is intended to be for the benefit of the Indemnified Parties and may be enforced by any of such Indemnified Parties, and Section 8.9 (which is intended to be for the benefit of the Company's current and former directors, officers and employees).

  SECTION 8.11 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

  SECTION 8.12 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware applicable to contracts executed and fully performed within the State of Delaware.

  SECTION 8.13 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

                    [THIS SPACE INTENTIONALLY LEFT BLANK.]

  IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                          CABLETRON SYSTEMS, INC.

                                               /s/ David J. Kirkpatrick
                                          By: _________________________________
                                          Name: David J. Kirkpatrick
                                          Title: Corporate Executive Vice
                                              President and Chief Financial
                                              Officer

                                          TEMPEST ACQUISITION, INC.

                                               /s/ David J. Kirkpatrick
                                          By: _________________________________
                                          Name: David J. Kirkpatrick
                                          Title: Vice President

                                          NETVANTAGE, INC.

                                                /s/ Stephen R. Rizzone
                                          By: _________________________________
                                          Name: Stephen R. Rizzone
                                          Title: President and CEO